INDEPENDENT AUDITORS' CONSENT


BOARD OF DIRECTORS AND STOCKHOLDERS
INTELIDATA TECHNOLOGIES CORPORATION
HERNDON, VIRGINIA


We consent to the  incorporation  by reference in  Registration  Statements  No.
333-16115, No. 333-16117 and No. 333-16121 of InteliData Technologies Corporation on Form S-8 of our report dated February 26, 1999 (which expresses an unqualified opinion and includes an explanatory paragraph relating to InteliData Technologies Corporation's ability to continue as a going concern), appearing in this Annual Report on Form 10-K of InteliData Technologies Corporation for the year ended December 31, 1998.


/s/ DELOITTE & TOUCHE LLP

Hartford, Connecticut
March --, 1999